EXHIBIT 99.1

April 26, 2018 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended March 31, 2018, of $3,366,000, an increase of $149,000, or 4.6 percent, from the same period the prior year.  Earnings per share for the first quarter of 2018 were $.71, compared to $.69 for the first quarter of 2017, an increase of 2.9 percent.  Return on average assets and return on average equity were 1.20 percent and 12.41 percent, respectively, for the first quarter of 2018, versus 1.23 percent and 12.41 percent, respectively, for the same period the prior year.

"Our Community First mission provided opportunities for commercial loan growth and rising debit and credit card usage this quarter.  The growth in those income sources, combined with an extraordinary tax season, resulted in another profitable quarter for the company," commented President and CEO Tom Wiseman. "I look forward to sharing this success with our shareholders at our Annual Meeting on May 16."

For the first quarter of 2018, net interest income increased $645,000, or 5.9 percent, from the same period last year.  Contributing to the growth in net interest income was the growth in earning assets.  For the three months ended March 31, 2018, average earning assets increased $84 million from the same period the prior year.  The growth in average earning assets was primarily attributable to seasonal liquidity provided from processing tax refunds and from the loan portfolio.  For the first quarter of 2018, the average balance of funds maintained at the Federal Reserve increased $46 million from the first quarter of 2017.  Approximately half of the increase was related to higher average balances associated with processing tax refunds.  This increase in average balance, when coupled with the 75 basis point increase in short-term interest rates since December 31, 2016, generated an additional $424,000 in interest income.  For the first quarter of 2018, average loans increased $31 million from the same period last year, led by growth within the commercial loan segment.  For the three months ended March 31, 2018, interest and fees on loans increased $459,000 from the same period last year.  For the quarter ended March 31, 2018, the net interest margin was 4.38 percent, compared to 4.52 percent for the same period the prior year.  The decrease in net interest margin was related to the higher balances maintained at the Federal Reserve, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended March 31, 2018, the provision for loan loss expense totaled $756,000, compared to $145,000 for the same period last year, an increase of $611,000.  For the three months ended March, 31, 2018, the provision for loan loss expense incurred was related to net loan charge-offs of $259,000 and to an increase in general reserves related to certain economic risk and historical loan loss factors.  The ratio of nonperforming loans to total loans at March 31, 2018 was 1.63 percent compared to 1.36 percent at December 31, 2017 and 1.19 percent at March 31, 2017.  The allowance for loan losses was 1.04 percent of total loans at March 31, 2018, compared to .97 percent at December 31, 2017 and .99 percent at March 31, 2017.

For the first quarter of 2018, noninterest income totaled $3,076,000, a decrease of $37,000 from the first quarter of 2017.  For the three months ended March 31, 2018, tax refund processing fees totaled $1,228,000, a decrease of $148,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.  Partially offsetting the decrease in tax refund processing fees was the increase in fee income related to interchange income earned from debit and credit transactions, which increased $81,000 from the same period last year.

Noninterest expense totaled $9,808,000 for the first quarter of 2018, an increase of $433,000, or 4.6 percent, from the same period last year.  The Company's largest noninterest expense, salaries and employee benefits, increased $338,000 from the first quarter of 2017.  The increase was primarily related to annual merit increases.  The remaining noninterest expenses increased $95,000, led by an increase in data processing and professional fees, which was partially offset by lower foreclosure costs.

For the three months ended March 31, 3018, income tax expense totaled $656,000, a decrease of $585,000 from the same period last year.  The primary contributor to the lower tax expense was the lower federal income tax rate applicable to 2018.  As part of the Tax Cuts and Jobs Act that was enacted on December 22, 2017, the Company's statutory federal income tax rate was reduced from 34 percent to 21 percent.

The Company's total assets at March 31, 2018 were $1.096 billion, an increase of $70 million from December 31, 2017.  The increase from December 31, 2017 was primarily related to the influx of deposits from seasonal tax refund processing.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained in this  earnings  release that are not  statements of  historical  fact constitute f orward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2018	2017
PER SHARE DATA
Earnings per share	$0.71	$0.69
Dividends per share	$0.21	$0.21
Book value per share	$23.56	$23.00
Dividend payout ratio (a)	29.33%	30.46%
Weighted average shares outstanding	4,711,608	4,672,316

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$173	$188
Dividends reinvested under
dividend reinvestment plan (c)	$363	$415

PERFORMANCE RATIOS
Return on average equity	12.41%	12.41%
Return on average assets	1.20%	1.23%
Net interest margin (d)	4.38%	4.52%
Efficiency ratio (e)	66.76%	66.18%
Average earning assets (in 000's)	$1,075,070	$991,543

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2018	2017
Interest income:
Interest and fees on loans	$11,249	$10,790
Interest and dividends on securities	775	688
Interest on interest-bearing deposits with banks	685	260
Total interest income	12,709	11,738
Interest expense:
Deposits	892	600
Borrowings	307	273
Total interest expense	1,199	873
Net interest income	11,510	10,865
Provision for loan losses	756	145
Noninterest income:
Service charges on deposit accounts	502	504
Trust fees	60	58
Income from bank owned life insurance and
annuity assets	176	222
Mortgage banking income	64	55
Electronic refund check / deposit fees	1,228	1,376
Debit / credit card interchange income	861	780
Gain (loss) on other real estate owned	(13)	(50)
Other	198	168
Total noninterest income	3,076	3,113
Noninterest expense:
Salaries and employee benefits	5,702	5,364
Occupancy	441	434
Furniture and equipment	254	260
Professional fees	508	453
Marketing expense	262	255
FDIC insurance	143	158
Data processing	714	535
Software	396	359
Foreclosed assets	55	192
Amortization of intangibles	36	41
Other	1,297	1,324
Total noninterest expense	9,808	9,375
Income before income taxes	4,022	4,458
Income taxes	656	1,241
NET INCOME	$3,366	$3,217

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2018	2017
ASSETS
Cash and noninterest-bearing deposits with banks	$12,881	$12,664
Interest-bearing deposits with banks	131,281	61,909
Total cash and cash equivalents	144,162	74,573
Certificates of deposit in financial institutions	1,820	1,820
Securities available for sale	105,457	101,125
Securities held to maturity (estimated fair value: 2018 - $17,809; 2017 - $18,079)	17,353	17,581
Restricted investments in bank stocks	7,506	7,506
Total loans	768,065	769,319
Less: Allowance for loan losses	(7,996)	(7,499)
Net loans	760,069	761,820
Premises and equipment, net	13,475	13,281
Other real estate owned	1,343	1,574
Accrued interest receivable	2,552	2,503
Goodwill	7,371	7,371
Other intangible assets, net	478	514
Bank owned life insurance and annuity assets	28,851	28,675
Other assets	5,984	7,947
Total assets	$1,096,421	$1,026,290

LIABILITIES
Noninterest-bearing deposits	$314,413	$253,655
Interest-bearing deposits	605,095	603,069
Total deposits	919,508	856,724
Other borrowed funds	42,603	35,949
Subordinated debentures	8,500	8,500
Accrued liabilities	14,599	15,756
Total liabilities	985,210	916,929

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2018 - 5,379,522 shares issued; 2017 - 5,362,005 shares issued)	5,379	5,362
Additional paid-in capital	48,586	47,895
Retained earnings	75,073	72,694
Accumulated other comprehensive loss	(2,115)	(878)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	111,211	109,361
Total liabilities and shareholders' equity	$1,096,421	$1,026,290